                                                                     EXHIBIT 4.9


                            SUBORDINATION AGREEMENT

         WHEREAS, WEDGE Energy Services, L.L.C., a Delaware limited liability company ("WEDGE") intends to lend South Texas Drilling & Exploration, Inc. ("SOTX") the sum of $9,000,000.00 evidenced by a Subordinated Note of even date herewith (the "Subordinated Note"); and

         WHEREAS, the Frost National Bank ("Bank") intends to enter into a Loan Agreement, of even date herewith (the "Loan Agreement"), under which Pioneer Drilling Co., Ltd. ("Pioneer", which is a partnership comprised of entities which are wholly owned by SOTX) intends to borrow up to $12,000,000.00, evidenced by one or more notes issued under the Loan Agreement (the "Notes") which Notes are to be secured by certain of the assets of Pioneer pursuant to a Security Agreement of even date herewith (the "Security Agreement"). The Loan Agreement, Notes and Security Agreement and any renewals and extensions thereof, are collectively referred to herein as the "Frost Superior Indebtedness"); and

         WHEREAS, WEDGE has agreed to subordinate the Subordinated Note and any renewals and extensions thereof (the "Inferior Indebtedness") to the Superior
Indebtedness:

         NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that WEDGE, in consideration of the premises, and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, HAS COVENANTED AND AGREED, and does hereby COVENANT AND AGREE, that the Inferior Indebtedness shall be, and the same is hereby made subject and inferior to the Superior Indebtedness.

         WEDGE further agrees that it will not receive, collect or seek to collect any amount owing under the Inferior Indebtedness until all of the Superior Indebtedness is paid in full. WEDGE further agrees to take all action necessary to convert the Inferior Indebtedness into equity in SOTX as soon as shareholder approval has been obtained.

         IN WITNESS WHEREOF, this instrument has been executed by WEDGE effective the 30th day of March, 2001.

                                    WEDGE ENERGY SERVICES, L.L.C.


                                    By:  /s/   James M. Tidwell
                                       -----------------------------------------
                                               James M. Tidwell, Vice President


                                      -1-